EXHIBIT 99.1

IZEA Reports First Quarter 2017 Results
Managed Services Revenue up 27% to $4.7 Million

ORLANDO, FL (May 10, 2017) - IZEA, Inc. (NASDAQ: IZEA), operator of IZEAx, the premier online marketplace connecting brands and publishers with influential content creators, reported results for the first quarter ended March 31, 2017.

Q1 2017 Financial Highlights vs. Same Year-ago Quarter

•	Revenue up 14% to a Q1 record of $6.2 million vs. $5.5 million.

•	Managed Services revenue increased 27% to $4.7 million vs. $3.7 million in Q1 2016.

•	Content Workflow revenue decreased 14% to $1.5 million vs. $1.7 million in Q1 2016.

•	Revenue backlog, which includes unbilled bookings and unearned revenue, was $11.8 million at the end of Q1 2017.

•	Net bookings increased 5% to $7.8 million in Q1 2017 compared to $7.4 million in Q1 2016.

•	Gross profit increased 27% to $3.0 million, with gross margin up 500 basis points to 48%.

•	Adjusted EBITDA was $(2.0) million in Q1 2017 and Q1 2016.

Q1 2017 Operational Highlights

•	Hosted IZEAFest in Orlando, Florida with over 1,500 registered attendees.

•	Launched IZEAx® v2.0, IZEAx for Android, Promoted Posts, and ContentAmp®.

•	Signed a seven-figure contract with a Fortune 500 transportation company.

•	Secured $500,000 in contracts from a global retailer and global CPG company.

Management Commentary
“The combination of our technology, creator network and people is proving to be a winning combination for brands,” said Ted Murphy, IZEA’s Chairman and CEO. “Our team continues to close deals with the world’s leading companies, disrupting traditional agency models and delivering more value to our customers. While these larger brand-direct deals take longer to close and recognize as revenue, we believe these relationships represent a huge opportunity for IZEA.”
“We continue to see strong demand for both influencer marketing and custom content through IZEA’s managed services. Influencer marketing and custom content have reached margin parity at approximately 60% gross profit margin each, and the majority of managed customers are using some combination of these offerings. Managed Services accounted for 76% of our revenue and 95% of our contribution margin in Q1.”

Q1 2017 Financial Results
In January 2017, we revised the way we categorize our revenue streams to more closely align the revenue based on margin profiles and how we currently analyze the business. The revised categories are as follows: Managed Services, which is comprised of Sponsored Social and Content revenue; Content Workflow, derived from the self-service use of the legacy Ebyline platform by news agencies to handle their content workflow; and Service Fee Revenue, derived from various service and license fees charged to users of our platforms. A breakdown of our revenue into these revised categories in historical periods for 2015 and 2016 may be seen in the Management’s Discussion and Analysis section of our Form 10-Q for the quarter ended March 31, 2017, which was filed earlier today and may be found on our company website at https://izea.com/investors/sec-filings.

Revenue in the first quarter of 2017 increased 14% to $6.2 million compared to $5.5 million in the same year-ago quarter. The increase in our Q1 2017 revenue is primarily due to organic growth in our Managed Services revenue.

Gross profit in the first quarter of 2017 increased 27% to $3.0 million, or 48% of revenue, compared to $2.4 million, or 43% of revenue, in the first quarter of 2016. The increase in gross profit was primarily attributable to a favorable shift to higher margin Managed Services versus self-service Content Workflow.

Operating expenses in the first quarter of 2017 were $5.7 million compared to $4.9 million in the same year-ago quarter. This increase was primarily due to increased personnel-related costs and higher public relations and marketing expenses. Personnel costs increased as a result of a 7% increase in the average number of personnel in the first quarter of 2017 as compared to the first quarter of 2016. Public relations and marketing costs were higher due to the shift in timing of our annually sponsored IZEAFest event from Q4 2015 to Q1 2017.

Net loss in the first quarter of 2017 was $(2.7) million, or $(0.49) per share, as compared to a net loss of $(2.6) million, or $(0.49) per share, in the same year-ago quarter. Despite the increase in operating expenses, the net loss was nearly the same as the prior year due to increased revenue and profit margins on our Managed Services compared to in the first quarter of 2016.

Adjusted EBITDA was $(2.0) million both the first quarters of 2017 and 2016.

Cash and cash equivalents at March 31, 2017 totaled $4.4 million. The company continues to operate debt free and has an unused $5.0 million credit line.

2017 Outlook
Management believes that spending among IZEA’s newspaper clients will decline moving forward. This will result in significantly reduced revenue from Custom Workflow in 2017. In addition, IZEA has been notified of overall marketing budget cuts at one of its top clients, which will likely result in a $1 million reduction in revenue in 2017.

The company expects annual revenue in 2017 to be approximately $29-$30 million compared to $27.3 million in 2016. Gross margins are expected to range between 48% to 49% compared to 48% in 2016. Adjusted EBITDA is expected to be approximately $(4.0-4.5) million compared to $(5.2) million in 2016.

Conference Call
IZEA will hold a conference call to discuss its first quarter results today at 5:00 p.m. Eastern time. Management will host the call, followed by a question and answer period.

Date: Wednesday, May 10, 2017
Time: 5:00 p.m. Eastern time
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

The conference call will be webcast live and available for replay here and via the investors section of the company’s website at https://izea.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact IZEA at 407-215-6218.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through May 17, 2017.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13661847

About IZEA
IZEA operates IZEAx, the premier online marketplace that connects marketers with influential content creators. IZEA creators range from leading social media influencers to accredited journalists. Creators are compensated for producing and distributing unique content on behalf of marketers including long form text, videos, photos and status updates. Marketers receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit https://izea.com.

Use of Non-GAAP Financial Measures "EBITDA" is a non-GAAP financial measure under the rules of the Securities and Exchange Commission. IZEA defines EBITDA as earnings before interest, taxes, depreciation and amortization. IZEA defines “Adjusted EBITDA,” also a non-GAAP financial measure, as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment, changes in acquisition cost estimates, and all other non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in fair value of derivatives, if applicable. We believe that EBITDA and Adjusted EBITDA provide useful information to investors as they exclude transactions not related to the core cash operating business activities including non-cash transactions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

All companies do not calculate EBITDA and Adjusted EBITDA in the same manner, and EBITDA and Adjusted EBITDA as presented by IZEA may not be comparable to those presented by other companies. Moreover, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of GAAP to non-GAAP results is included in the financial tables included in this press release.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the content and social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to finance growth initiatives in a timely manner, changing economic conditions that are less favorable than expected, and other risk factors described from time to time in IZEA’s periodic reports filed with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur. We assume no obligation to update any forward-looking statements, except as required by law.

IZEA, Inc.
Unaudited Consolidated Balance Sheets

	March 31, 2017	December 31, 2016
Assets
Current:
Cash and cash equivalents	$4,355,072	$5,949,004
Accounts receivable, net	4,454,657	3,745,695
Prepaid expenses	298,402	322,377
Other current assets	10,598	11,940
Total current assets	9,118,729	10,029,016

Property and equipment, net	408,963	460,650
Goodwill	3,604,720	3,604,720
Intangible assets, net	1,412,630	1,662,536
Software development costs, net	1,132,502	1,103,959
Security deposits	141,982	161,736
Total assets	$15,819,526	$17,022,617

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,578,416	$1,438,389
Accrued expenses	1,854,120	1,242,889
Unearned revenue	3,765,479	3,315,563
Current portion of deferred rent	36,938	34,290
Current portion of acquisition costs payable	364,171	1,252,885
Total current liabilities	7,599,124	7,284,016

Deferred rent, less current portion	51,427	62,547
Acquisition costs payable, less current portion	753,991	688,191
Warrant liability	—	—
Total liabilities	8,404,542	8,034,754

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 5,670,904 and 5,456,118, respectively, issued and outstanding	567	545
Additional paid-in capital	51,943,358	50,797,039
Accumulated deficit	(44,528,941)	(41,809,721)
Total stockholders’ equity	7,414,984	8,987,863

Total liabilities and stockholders’ equity	$15,819,526	$17,022,617

IZEA, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2017	2016

Revenue	$6,202,506	$5,465,950
Cost of sales	3,195,526	3,101,369
Gross profit	3,006,980	2,364,581

Operating expenses:
General and administrative	2,809,524	2,580,001
Sales and marketing	2,898,355	2,359,663
Total operating expenses	5,707,879	4,939,664

Loss from operations	(2,700,899)	(2,575,083)

Other income (expense):
Interest expense	(17,076)	(21,339)
Change in fair value of derivatives, net	(618)	2,852
Other income (expense), net	(627)	950
Total other income (expense), net	(18,321)	(17,537)

Net loss	$(2,719,220)	$(2,592,620)

Weighted average common shares outstanding – basic and diluted	5,598,200	5,300,520
Basic and diluted loss per common share	$(0.49)	$(0.49)

IZEA, Inc.
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Net loss	$(2,719,220)	$(2,592,620)
Non-cash stock-based compensation	158,976	204,972
Non-cash stock issued for payment of services	60,632	31,250
(Gain) loss on disposal of equipment	(1,953)	—
(Gain) loss on settlement of acquisition costs payable	(10,491)	—
Increase (decrease) in value of acquisition costs payable	103,792	—
Depreciation and amortization	362,606	296,297
Interest expense	17,076	21,339
Change in fair value of derivatives	618	(2,852)
Adjusted EBITDA	$(2,027,964)	$(2,041,614)

Investor and Media Relations for IZEA:
Lindsay Broadhurst
Director, Corporate Events & Communications
IZEA, Inc.
(407) 215-6218
lindsay.broadhurst@izea.com